
Exhibit 12

Green Mountain Power Corporation
Computation of Ratio of Earnings to Fixed Charges

                                                                                           Year Ended December 31,
                                                   Three Months     Twelve Months ---------------------------------------------
                                                         Ended June 30, 1995        1994     1993     1992     1991     1990
                                           -------------------------------------- ---------------------------------------------
                                                                                     (Dollars in thousands)

Earnings:
  Net earnings                                          2,143             11,123    11,052   10,764   12,296   10,260    9,090
  Income taxes                                          1,264              6,378     5,917    5,922    6,451    5,795    4,691
  Fixed charges                                         2,520              9,922     9,777    9,370    9,332    9,303    9,373
                                           -------------------------------------- ---------------------------------------------
    Total earnings                                      5,927             27,423    26,746   26,056   28,079   25,358   23,154
                                           ====================================== =============================================

Fixed Charges:
  Interest                                              2,092              8,200     8,043    7,590    7,518    7,517    7,600
  Amortization of debt premium and discount                35                147       138      102       85       48       44
  Interest portion of rental payments                     393              1,575     1,596    1,678    1,729    1,738    1,729
                                           -------------------------------------- ---------------------------------------------
    Total fixed charges                                 2,520              9,922     9,777    9,370    9,332    9,303    9,373
                                           ====================================== =============================================

Ratio of earnings to fixed charges                       2.35               2.76      2.74     2.78     3.01     2.73     2.47
                                           ====================================== =============================================

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